UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2008

Marlin Business Services Corp.
 (Exact name of registrant as specified in its charter)

Pennsylvania	000-50448	38-3686388
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Fellowship Road Mt. Laurel, NJ	08054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 479-9111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2008, Marlin Business Services Corp. (the “Company”) received approval from the Federal Deposit Insurance Corporation (“FDIC”) for federal deposit insurance for its wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”), and approved the Bank to commence operations effective March 12, 2008. As a result of the approval, the Company is now subject to the terms, conditions and obligations of a Letter Agreement, dated as of June 18, 2007 (the “Letter Agreement”), by and among the Company, Peachtree Equity Investment Management, Inc. (“Peachtree”) and WCI (Private Equity) LLC (“WCI”). A copy of the Letter Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On March 26, 2007, the Company announced that it had received correspondence from the FDIC approving the application for federal deposit insurance for the Bank, subject to certain conditions set forth in the order issued by the FDIC, dated as of March 20, 2007 (the “Order”). In the Order, the FDIC determined that Peachtree would indirectly control the Bank under the rebuttable presumption of control provisions of the Change in Bank Control Act of 1978, 12 C.F.R. §303.82(b)(2), because Peachtree owns over 10% of the Company’s stock and the Company has registered its shares under Section 12 of the Securities Exchange Act of 1934. In addition, the FDIC concluded in the Order that Peachtree was engaged in commercial activities that were not permissible for a financial holding company or savings and loan holding company. Therefore, the approval of the Company’s Bank application was conditioned on Peachtree and WCI, whose sole manager is Peachtree, executing a passivity agreement with the FDIC to eliminate Peachtree and WCI’s ability to control the Bank.

Peachtree, WCI and the FDIC entered into a Passivity Agreement, dated as of June 18, 2007 (the “Passivity Agreement”), which would be deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. In connection with the execution of the Passivity Agreement, the Company entered into the Letter Agreement, which is also deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. Therefore, the effective date for both the Passivity Agreement and the Letter Agreement is deemed to be March 11, 2008. Under the terms of the Letter Agreement, the Company agreed to create one vacancy on the Company’s Board of Directors (the “Board”) by increasing the size of the Board from six to seven directors. The Company also agreed to take all necessary action to appoint one individual proposed by Peachtree and WCI as a member of the Board who will serve as a director until the expiration of the term at the Company’s 2008 annual meeting of shareholders. In addition, the Company agreed to include an individual proposed by Peachtree and WCI on the Board’s slate of nominees for election as a director of the Company and to use its best efforts to cause the election of such individual so long as Peachtree and WCI are subject to the terms and conditions of the Passivity Agreement.

Item 8.01 Other Events.

A copy of the press release issued on March 12, 2008 by the Company to announce the opening of the Bank, as described above in Item 1.01 of this report, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As a result of the approval from the FDIC, the Bank, a depository institution, will be subject to regulatory oversight and examination by both the FDIC and the Utah Department of Financial Institutions. Under its banking charter, the Bank may make loans and leases and may accept all FDIC-insured deposits other than demand deposits such as checking accounts. Certain federal and state regulations apply to a broad range of banking activities and practices, including minimum capital standards, maintenance of reserves and the terms on which a bank may engage in transactions with its affiliates. In addition, the FDIC has regulatory authority under the Financial Institutions Supervisory Act (“FISA”) to prohibit the Bank from engaging in any unsafe or unsound practice in conducting its business.

Capital Requirements. The Bank is subject to capital adequacy guidelines issued by the Federal Financial Institutions Examination Council (the “FFIEC”). These risk-based capital and leverage guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations and consider off-balance sheet exposures in determining capital adequacy. Under the rules and regulations of the FFIEC, at least half of a bank’s total capital is required to be “Tier I capital,” comprised of common equity, retained earnings and a limited amount of non-cumulative perpetual preferred stock. The remaining capital, “Tier II capital,” may consist of other preferred stock, a limited amount of term subordinated debt or a limited amount of the reserve for possible credit losses. The FFIEC has also adopted minimum leverage ratios for banks, which are calculated by dividing Tier I capital by total quarterly average assets. Recognizing that the risk-based capital standards principally address credit risk rather than interest rate, liquidity, operational or other risks, many banks are expected to maintain capital in excess of the minimum standards.

Prompt Corrective Action. The FDIC Improvement Act of 1991 (“FDICIA”) requires, among other things, federal bank regulatory authorities to take prompt corrective action with respect to FDIC-insured institutions that do not meet certain minimum capital requirements. To be “well-capitalized” under the prompt corrective action provisions, a bank must have a ratio of combined Tier I and Tier II capital to risk-weighted assets of not less than 10%, a ratio of Tier I capital to risk-weighted assets of not less than 6%, and a ratio of Tier I capital to average assets of not less than 5%. Pursuant to the Order, the Bank must have beginning paid-in capital funds of not less than $12 million.

Pursuant to certain provisions of FDICIA and related regulations with respect to prompt corrective action, FDIC-insured institutions, such as the Bank, may only accept brokered deposits without FDIC permission if they meet specified capital standards. FDIC-insured institutions are also subject to restrictions with respect to the interest they may pay on brokered deposits unless they are “well-capitalized.”

Dividends. The Bank may supply funds to its parent companies or affiliates, subject to certain legal limitations contained in Utah state law. Under Utah law, an industrial bank may declare a dividend out of net profits after providing for all expenses, losses, interest and taxes accrued or due and after complying with required transfers to surplus accounts. In addition, it is possible that the FDIC, pursuant to its authority under FISA, could claim that a dividend payment might under some circumstances be an unsafe or unsound practice. Pursuant to the Order, the Bank shall pay no dividends during the first three years of operations without the prior written approval of the FDIC and the State of Utah.

Transfers of Funds and Transactions with Affiliates. Sections 23A and 23B of the Federal Reserve Act and applicable regulations impose restrictions on the Bank that limit the transfer of funds by the Bank to the Company and certain of its affiliates, in the form of loans, extensions of credit, investments or purchases of assets. These transfers by the Bank to the Company or any other single affiliate are limited in amount to 10% of the Bank’s capital and surplus, and transfers to all affiliates are limited in the aggregate to 20% of the Bank’s capital and surplus. These loans and extensions of credit are also subject to various collateral requirements. Sections 23A and 23B of the Federal Reserve Act and applicable regulations also require generally that the Bank’s transactions with its affiliates be on terms no less favorable to the Bank than comparable transactions with unrelated third parties. Pursuant to the Order, the Bank may complete a de novo purchase of approximately $35-$40 million of eligible leases and loans from Marlin Leasing Corporation during the four-month period following the Bank’s opening.

Restrictions on Ownership. Subject to certain exceptions, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the FDIC has been notified 60 days prior to such acquisition and has not objected to the transaction. Under a rebuttable presumption in the Change in Bank Control Act, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as the Company, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company. The regulations provide a procedure for challenging this rebuttable control presumption.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Letter Agreement, dated as of June 18, 2007, by and between Marlin Business Services Corp., Peachtree Equity Investment Management, Inc. and WCI (Private Equity) LLC.
99.1	Press Release dated March 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2008

MARLIN BUSINESS SERVICES CORP.

By: /s/Daniel P. Dyer
Name: Daniel P. Dyer
Title: Chief Executive Officer

Exhibit Index

Exhibit Number	Description
10.1	Letter Agreement, dated as of June 18, 2007, by and between Marlin Business Services Corp., Peachtree Equity Investment Management, Inc. and WCI (Private Equity) LLC.
99.1	Press Release dated March 12, 2008.

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